Exhibit T3A.24.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:10 PM 05/03/2001
010214649 — 2571585
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BERING SHIPPING CO., INC.
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     Bering Shipping Co., Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the sole shareholder of said corporation by unanimous written consent adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
     RESOLVED, that the Certificate of Incorporation of Bering Shipping Co., Inc. be amended by changing Article I. thereof so that, as amended, said Article shall be and read as follows:
     “Article I. The name of the corporation is CIT Lending Services Corporation (Illinois).”
     SECOND: That in lieu of a meeting and vote of the stockholders, the sole stockholder has given its unanimous written consent to said amendment in accordance with the provisions of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the sole stockholder has caused the certificate to be signed by Anne Beroza, its Senior Vice President this 3rd day of May, 2001.

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By:	/s/ Anne Beroza

Anne Beroza, Senior Vice President

c/o The CIT Group, Inc.
650 CIT Drive
Livingston, New Jersey 07039